As filed with the Securities and Exchange Commission on September 3, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRUBHUB INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	46-2908664
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

(877) 585-7878

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Margo Drucker, Esq.

SVP, General Counsel and Secretary

GrubHub Inc.

111 W. Washington Street, Suite 2100

Chicago, Illinois 60602

(877) 585-7878

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff, Esq. Ross M. Leff, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3574

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ No. 333-198324

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):  ☐

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.0001 par value per share	500,000	$40.25	$20,125,000	$2,593

(1)	Represents only the additional number of shares being registered and includes 65,217 additional shares of common stock that the underwriters have the option to purchase. This does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-198324) (“Prior Registration Statement”).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $500,883,117 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on September 3, 2014. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $20,125,000 are hereby registered, which includes shares subject to the underwriters’ option to purchase additional shares.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, GrubHub Inc. (the “Registrant”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-198324), which the Registrant originally filed on August 25, 2014 (“Prior Registration Statement”), and which the Commission declared effective on September 3, 2014.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 500,000 shares, all of which will be sold by the selling stockholders, including 65,217 shares, which may be sold by the selling stockholders in the event the underwriters exercise their option to purchase additional shares of the Registrant’s common stock. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 3, 2014.

GrubHub Inc.

By:	/s/ Adam DeWitt
	Name:	Adam DeWitt
	Title:	Chief Financial Officer

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Matthew Maloney	Chief Executive Officer and Director (Principal Executive Officer)	September 3, 2014

/s/ Adam DeWitt Adam DeWitt	Chief Financial Officer (Principal Accounting and Principal Financial Officer)	September 3, 2014

* Jonathan Zabusky	President and Director	September 3, 2014

* Brian McAndrews	Director	September 3, 2014

* David Fisher	Director	September 3, 2014

* Lloyd Frink	Director	September 3, 2014

* J. William Gurley	Director	September 3, 2014

* Justin Sadrian	Director	September 3, 2014

* Benjamin Spero	Director	September 3, 2014

*By:	/s/ Adam DeWitt
Adam DeWitt Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of Crowe Horwath LLP, independent registered public accounting firm.

23.2	Consent of Crowe Horwath LLP, independent registered public accounting firm.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the registration statement on
Form S-1 (Registration No. 333-198324), which was originally filed with the Securities and Exchange Commission on August 25, 2014).